EXHIBIT 99.1

American Achievement Corporation

Preliminary Estimated Operating Results

AUSTIN, TX – October 18, 2010 – American Achievement Corporation (the “Company”) is announcing preliminary estimated operating results for the fiscal year ended August 28, 2010. This prospective financial information does not give effect to the Company’s tender offer announced on October 18, 2010, or the related transactions summarized in the tender offer materials.

The following table presents preliminary estimated information regarding the Company’s net sales, operating income from continuing operations, EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other adjustments from continuing operations, as described below) for the fiscal year ended August 28, 2010 compared to actual results for the fiscal year ended August 29, 2009:

	Fiscal Year Ended
	August 28, 2010 (a)	August 29, 2009
	(in millions)

Net sales	$293.0 – 295.0	$289.7
Operating income from continuing operations (b)	33.0 – 34.0	36.2
EBITDA from continuing operations (b)	56.5 – 58.0	61.4
Adjusted EBITDA from continuing operations (c)	70.5 – 72.0	71.7

(a)	The operating results for the fiscal year ended August 28, 2010 are estimates of the Company’s preliminary fiscal 2010 financial results. The Company is in the process of reviewing its financial and operating results for the fiscal year ended August 28, 2010, and actual results may differ materially from the statements contained above. Accordingly, no assurance can be made that the Company will achieve the results set forth in this estimated financial information. See “Disclosure Regarding Forward-Looking Statements” below. The Company’s results of operations for fiscal years 2009 and 2010 do not reflect any discontinued operations; however, discontinued operations did have an impact on prior periods not included in this table.
(b)	Operating income from continuing operations and EBITDA from continuing operations for the fiscal year ended August 28, 2010 do not reflect the impact, if any, of the Company’s annual evaluation for impairment of goodwill and indefinite-lived intangible assets, which has not yet been completed as of the date of the estimated results. The Company anticipates a $3.4 million non-cash charge related to the write-off of the Taylor trademark in fiscal year 2010 due to the decision to market yearbooks under the Balfour brand name, which is reflected in the estimated results. Operating income from continuing operations for fiscal year 2009 reflects a $3.6 million non-cash charge related to fixed asset impairment.
(c)	Adjusted EBITDA from continuing operations represents EBITDA from continuing operations plus the following adjustments: (i) annual management fees and an additional fee during fiscal year 2010 related to amending the Company’s credit facility incurred pursuant to the Company’s management agreement with Fenway Partners, LLC, which amount reflects the parties’ agreement to limit the annual management fees payable by the Company to $1.0 million per year, beginning with fees earned in 2011; (ii) costs related to plant closings, outsourcing and restructuring, including severance; (iii) professional fees incurred during fiscal 2010 related to refinancing of the Company’s capital structure and during fiscal 2009 related to amending the Company’s credit facility; (iv) consulting, professional, technology, and other marketing costs related to the Company’s growth strategy initiatives described below; (v) non-recurring expenses incurred relating to the marketing of the Company’s pre-press yearbook platform and non-recurring costs incurred related to renegotiating a customer contract; (vi) a non-cash trademark impairment charge of $3.4 million incurred during the fiscal year ended August 28, 2010 and a $3.6 million non-cash fixed asset impairment charge incurred during the fiscal year ended August 29, 2009; and (vii) consulting and professional fees and other costs related to streamlining its business and software implementation.

The Company considers EBITDA from continuing operations and Adjusted EBITDA from continuing operations to be key indicators of operating performance. These and similar measures are instrumental in the determination of compliance with certain financial covenants in its senior secured credit facility, in the calculation of the aggregate fee payable under the Company’s management agreement and in the determination of a portion of compensation for certain employees. The Company also believes that EBITDA and Adjusted EBITDA are useful to investors in assessing the value of companies in general and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness.

EBITDA and Adjusted EBITDA are not defined terms under accounting principles generally accepted in the United States (GAAP) and should not be considered alternatives to operating income or net income as a measure of operating results or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have important limitations as an analytical tool and neither metric should be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA: (i) do not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) do not reflect changes in or cash requirements for the Company’s working capital needs; (iii) do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debts; and (iv) exclude income tax payments that represent a reduction in cash available to the Company. Despite these limitations, the Company believes that EBITDA and Adjusted EBITDA are useful since they provide investors with additional information not available in a GAAP presentation. To compensate for these limitations the Company relies primarily on its GAAP results and uses EBITDA and Adjusted EBITDA only supplementally.

A reconciliation of Income from continuing operations to EBITDA from continuing operations and of EBITDA from continuing operations to Adjusted EBITDA from continuing operations is included below:

Fiscal Year Ended
August 29, 2009
(in millions)

Income from continuing operations	$11.4

Interest expense, net	16.9
Provision for income taxes	7.9
Depreciation and amortization expense	25.2

EBITDA from continuing operations	$61.4

Non-recurring owner expenses(a)	2.4
Non-cash impairment(b)	3.6
Plant rationalization and restructuring(c)	2.5
Consulting and professional fees(d)	0.2
Financing fees(e)	1.1
Other(f)	0.4

Adjusted EBITDA from continuing operations	$71.7

(a)	Represents a portion of the management fees payable to Fenway Partners, LLC pursuant to the management agreement entered into in connection with the March 2004 acquisition of the Company, and reflects the parties’ agreement to limit the annual management fees payable by the Company to $1.0 million per year, beginning with fees earned in 2011.
(b)	EBITDA from continuing operations was unfavorably impacted by a $3.6 million non-cash fixed asset impairment charge incurred during the fiscal year ended August 29, 2009 related to the write-off of certain legacy investments in systems that did not have future usability. This is included in Other Charges in the Company’s consolidated statements of operations.
(c)	Represents costs related to plant closings, outsourcing and restructuring, including severance.
(d)	Represents costs related to streamlining its business and software implementation.
(e)	Represents professional fees incurred to amend the Company’s credit facility.
(f)	Primarily includes non-recurring costs relating to marketing of the Company’s pre-press yearbook platform.

The expected increase in sales for the fiscal year ended August 28, 2010 is primarily a net result of higher sales of championship rings, favorable timing of sales of certain college rings and yearbooks between the fourth quarter of fiscal year 2009 and the first quarter of fiscal year 2010, and higher average selling prices due to higher gold costs. These benefits were partially offset by an unfavorable impact on volumes, product-mix and yearbook average contract value arising from weak economic conditions.

Operating income, EBITDA and Adjusted EBITDA from continuing operations in fiscal year 2010 compared to that in fiscal year 2009 were favorably impacted by higher sales, savings from productivity initiatives and cost reduction measures and lower commissions and unfavorably impacted by higher gold costs. Operating income from continuing operations and EBITDA from continuing operations for fiscal year 2010 compared to prior year were also unfavorably impacted by higher selling, general and administrative (SG&A) expenses due to initiatives described below and higher owner expenses related to amending the Company’s credit facility, and favorably impacted by lower plant rationalization and restructuring costs.

During the fiscal year ended August 28, 2010, the Company made payments of $23.2 million on its senior secured credit facility term loan, of which $20.0 million were discretionary payments. The Company did not have any outstanding borrowings under its revolving credit facility as of August 28, 2010 and has $7.0 million in outstanding borrowings under its revolving credit facility as of the date hereof. The Company’s total indebtedness is expected to be $174 million as of August 28, 2010 compared to $197 million as of August 29, 2009.

The Company expects its capital expenditures in fiscal year 2010 to be approximately $7 million, which is higher than capital expenditures in fiscal year 2009, primarily due to software development projects including Enterprise Resource Planning (ERP) systems and related hardware. The Company expects such software development projects to continue through fiscal year 2011 and accordingly expects capital expenditures in fiscal year 2011 to be higher than that expected for fiscal year 2010. The Company’s investment in such software development and implementation projects is part of its ongoing strategy of enhancing its “customer-facing” and “back-end” infrastructure mainly in the e-business, fulfillment and customer and marketing support areas. In addition to higher capital expenditure investments, the Company also expects to incur additional SG&A costs, mainly consulting, professional, technology and other marketing costs, over the next 18 to 24 months. Some of the additional SG&A costs are expected to be recurring costs, which we expect will not exceed 2% of sales. The Company estimates that such additional capital expenditure and such additional non-recurring SG&A costs will be approximately $10 million and $5 million respectively over the next 18 to 24 months and expects to fund such needs primarily from cash flow from operations. The Company also expects to incur additional plant rationalization and restructuring expenditures over the next 18 months of approximately $3.5 million as part of executing its strategy of stable and efficient manufacturing operations. Further, as such initiatives will be ongoing, additional expenses and capital expenditures may be incurred after such 18 to 24 month period. No assurances can be made that any such expenses and capital expenditures will be incurred during any particular period, if at all, and it is possible that additional expenses and capital expenditures will be incurred beyond the amounts disclosed.

The above statements contain estimated fiscal year 2010 financial information. Actual results may differ materially from the statements contained above.

About the Company:

The Company is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as Balfour®, ArtCarved®, Keepsake® and Keystone®, the Company’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:

Anna Cordasco/Brooke Gordon/Jonathan Doorley

Sard Verbinnen & Co

(212) 687-8080

Disclosure Regarding Forward-Looking Statements:

This press release may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although management believes that the expectations reflected in any such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that these expectations will be achieved. Final results may differ from the estimates provided in this release and the attached table. Any unanticipated changes in the business may impact the Company’s ability to achieve the results implied by the forward-looking statements. For a discussion of other factors that may affect the accuracy of any forward-looking statements contained herein, reference is made to the disclosure concerning forward-looking statements in the Company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q. New factors may emerge or changes may occur that impact the accuracy of any forward-looking statement made herein. Any such forward-looking statements herein are expressly qualified by all of the foregoing.